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                          	 Diamond Hill
                                 ------------
                                 Investments


FOR IMMEDIATE RELEASE:
					Investor Contact:
					James F. Laird-Chief Financial Officer
					614-255-3353 (jlaird@diamond-hill.com)

DIAMOND HILL INVESTMENT GROUP, INC.
REPORTS 2007 FINANCIAL RESULTS

	Columbus, Ohio - February 15, 2008 - Diamond Hill Investment Group, Inc. (NASDAQ:DHIL) today reported results for the year ended December 31, 2007. Assets under management increased by 19% to $4.4 billion compared to $3.7 billion at the end of 2006 while revenue of $41.3 million for the year increased by 29% compared to 2006. Net income for the year was $9.9 million or $4.39 per diluted share compared to $8.1 million or $3.63 per diluted share in 2006. Revenue and net income for the fourth quarter were down 19% and 30%, respectively due to a reduction in performance incentive fees and investment income.

Ric Dillon, president and chief investment officer stated, "Our primary goal is to fulfill our fiduciary responsibility to our clients by achieving excellent long-term investment returns. We define long term as five years and by that measure all of our strategies have delivered strong returns for clients. Our investment results for calendar 2007 were mixed with some strategies exceeding
benchmarks and others trailing.   In the long run, delivering excellent
investment results for our clients will generate growth for our business and attract new clients and additional investments for us to manage."

Jim Laird, chief financial officer noted, "In 2007 new client investments, net of withdrawals, totaled $602 million, compared to $1.9 billion in 2006. We have continued to add resources to market into the wirehouse and broker dealer channels and to maintain and grow in other distribution channels. Clearly growth in our business is affected by short-term investment results which led to a slowdown in net inflows in 2007."

Full year results			   2007		   2006	        Change
Investment advisory fees		$35,165,043	$20,246,624	74%
Performance incentive fees		    174,292	  7,947,434     (98%)
Mutual fund administration, net	    	  5,968,603	  3,710,141	61%
Total Revenue				$41,307,938	$31,904,199	29%
Net operating income			$14,078,489	 $9,768,568	44%
Net operating income margin		      34.1%	      30.6%
Investment return			   $909,134	 $2,526,620	(64%)
Pre-tax income				$14,987,623	$12,295,188	22%
Net income				 $9,932,315	 $8,065,133	23%
Earnings per share - diluted		      $4.39	      $3.63	21%
Assets under management		       $4.4 billion    $3.7 billion	19%
New investments, net of withdrawals    $0.6 billion    $1.9 billion	(69%)

Quarter ended December 31		  Q4 2007	  Q4 2006	Change
Investment management revenue		 $9,185,377	 $6,679,716	38%
Performance Incentive Fees	  	    168,475	  5,437,558	(97%)
Mutual fund administration, net	    	  1,529,162	  1,303,237	17%
Total Revenue				$10,883,014	$13,420,511	(19%)
Net operating income			 $4,036,174	 $4,447,367	(9%)
Net operating income margin		      37.1%	      33.1%
Investment return			   $175,414	 $1,623,333	(89%)
Pre-tax income				 $4,211,588	 $6,070,699	(31%)
Net income				 $2,876,013	 $4,082,108	(30%)
Earnings per share - diluted		      $1.23	      $1.72	(28%)

Performance Incentive Fees - The company reported that in 2007 performance incentive fees represented less than 1% of revenue while in 2006 nearly 25% of revenue was from performance incentive fees earned on certain client portfolios. Management reiterated that incentive fees will continue to be volatile in the future.

Income taxes - In 2007 non-qualified stock options and warrants were exercised which will result in a $22.8 million tax deduction but, in accordance with generally accepted accounting principles (GAAP), no compensation expense. Further, under GAAP, the company accrued a $5.1 million tax expense in 2007 despite the fact that the company will not pay income tax as a result of the aforementioned tax deduction. Similarly, in future periods, the company will not pay income tax until cumulative pre-tax income in 2007, and future periods, exceeds the $22.8 million tax deduction described above. In 2007 and 2006 the company accrued federal and city income taxes at an effective tax rate of 34%.

2008 Annual Meeting of Shareholders - Diamond Hill announced that the 2007 Annual Shareholder meeting will be held May 22, 2008 at 1:00 pm along with an investor conference call.

About Diamond Hill:
Diamond Hill provides investment management services to institutions and financial intermediaries seeking to preserve and build wealth. The firm currently manages mutual funds, separate accounts and private investment funds. For more information on Diamond Hill, visit www.diamond-hill.com.

Throughout this press release, the Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to such matters as growth of the Company's business, corporate objectives, prospects for achieving the critical threshold of assets under management, operating margins, economic trends (including interest rates and market volatility), intrinsic value of the Company's shares and similar matters. The words "believe," "expect," "anticipate," "estimate," "should", "could", "goal" and similar expressions identify forward-looking statements that speak only as of the date thereof. While the Company believes that the assumptions underlying its forward-looking statements are reasonable, investors are cautioned that any of the assumptions could prove to be inaccurate and accordingly, the actual results and experiences of the Company could differ materially from the anticipated results or other expectations expressed by the Company in its forward-looking statements. Factors that could cause such actual results or experiences to differ from results discussed in the forward-looking statements include, but are not limited to: the adverse effect from a decline in the securities markets; a decline in the performance of the Company's products; changes in interest rates; a general downturn in the economy; changes in government policy and regulation, including monetary policy; changes in the Company's ability to attract or retain key employees; unforeseen costs and other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and other risks identified from time-to-time in the Company's other public documents on file with the SEC.

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            325 John H. McConnell Blvd, Suite 200, Columbus, Ohio 43215
                         614-255-3333  fax 614-255-3363